Exhibit 3.1

ARES CAPITAL CORPORATION

ARTICLES OF AMENDMENT

Ares Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in their entirety the first two sentences of Section 5.1 of Article V and inserting in lieu thereof two new sentences to read as follows:

“The Corporation has authority to issue 400,000,000 shares of stock, initially consisting of 400,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”).  The aggregate par value of all authorized shares of stock having par value is $400,000.”

SECOND:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 300,000,000 shares of stock, consisting of 300,000,000 shares of Common Stock, $.001 par value per share.  The aggregate par value of all authorized shares of stock having par value was $300,000.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 400,000,000 shares of stock, consisting of 400,000,000 shares of Common Stock, $.001 par value per share.  The aggregate par value of all authorized shares of stock having par value is $400,000.

FOURTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH:  The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH:  The undersigned Chief Financial Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chief Financial Officer acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Financial Officer and attested to by its Assistant Treasurer on this 25th day of February, 2011.

ATTEST:		ARES CAPITAL CORPORATION

/s/ Scott C. Lem		By:	/s/ Penni F. Roll
Name:	Scott C. Lem		Name:	Penni F. Roll
Title:	Assistant Treasurer		Title:	Chief Financial Officer